Exhibit 99.01

PRESS RELEASE

Scripps newspaper operations VP to cap 34-year career at year’s end

Sullivan announces retirement; search for successor begins

For immediate release	(NYSE: SSP)
Aug. 31, 2004

CINCINNATI – Stephen W. Sullivan, a distinguished newspaper publishing executive who for the past seven years has served as a key member of The E. W. Scripps Company’s senior newspaper management team, will retire as vice president of newspaper operations, effective Dec. 31.

Sullivan, 58, will cap a stellar career in newspaper publishing that began 34 years ago when he was hired out of college to sell advertising for the Corpus Christi (Texas) Caller-Times. Sullivan worked most of his career in his home state of Texas, rising steadily through the ranks of newspaper management and earning a reputation as an active and enthusiastic community leader in Corpus Christi.

Scripps has begun a search for Sullivan’s successor that will include candidates from both inside and outside the company. Sullivan will participate in the search and will actively assist in the transition to new leadership.

“Steve Sullivan is a savvy and creative executive who has successfully guided Scripps newspapers at a time of unprecedented change for the newspaper industry and the media as a whole,” said Alan M. Horton, senior vice president of newspapers for Scripps. “Media consumers today have more options than ever before, which means our newspapers have to stand out from the crowd to succeed. Thanks to Steve’s top-notch leadership, Scripps newspapers have strengthened their positions as leading local media franchises. Our newspapers are financially strong and well-positioned to capitalize on growth opportunities for years to come.”

Horton said that to Scripps publishers and to the corporate staff, Sullivan is “way more than a good boss. He also is a valued friend, and a mentor. I have a profound respect for him as an executive and as a human being.”

Sullivan was named vice president of newspaper operations at Scripps in August 2000. He joined the company in 1997 when Scripps acquired Harte-Hanks Newspapers, including the Caller-Times. Sullivan was president of Harte-Hanks Newspapers and president and publisher of the Caller-Times at the time of the acquisition. He had been president and publisher of the Caller-Times since 1987.

Between 1997 and 2000, Sullivan continued as president and publisher of the Caller-Times and was appointed a vice president in the Scripps newspaper division, with oversight responsibility for the former Harte-Hanks papers. He also was given the added responsibility of overseeing operations of the Scripps newspapers in California and Washington state.

“During the past few years, we’ve made great strides strengthening the competitive position of each of our newspapers in their respective local markets,” Sullivan said. “We’ve added new and innovative products that capitalize on the goodwill and near universal recognition that our newspapers enjoy. And, we’ve assembled an exceptionally strong and talented group of publishers to guide these businesses forward. I leave confident in knowing that the Scripps newspaper group is fundamentally strong and poised to capitalize on economic growth.”

Sullivan is a graduate of East Texas State University. His involvement in the Corpus Christi community included serving as chairman of the Chamber of Commerce, chairman of the Economic Development Board and chairman of the Texas State Aquarium. He also served as chairman of the Christus Spohn Health System and the University of Texas College of Communications Advisory Board.

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Since being asked by Scripps to take on his current leadership role four years ago, Sullivan and his wife Janis have maintained residences in both Northern Kentucky and Rockport, Texas. The Sullivans plan to relocate their primary residence to the metropolitan Dallas area by the end of the year.

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television retailing. Scripps operates 21 daily newspapers, 15 broadcast TV stations, four cable and satellite television programming networks and a television retailing network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. HGTV reaches about 85 million U.S. television households and Food Network can be seen in about 84 million households. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

The company’s television retailing subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 50 million full-time equivalent U.S. households, including 5 million households via five Scripps owned, Shop At Home affiliated broadcast television stations.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

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Contact: Mark Kroeger, The E. W. Scripps Company, 513.977.3827

Email: mwkroeger@scripps.com

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